UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LOLA ONE ACQUISITION CORPORATION

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CONSENT SOLICITATION STATEMENT

LOLA ONE ACQUISITION CORPORATION

2255 Glades Road, Suite 324A,

Boca Raton, Florida 33431

NOTICE OF CONSENT SOLICITATION

March 26, 2018

To Our Stockholders:

Notice is hereby given to stockholders of Lola One Acquisition Corporation., a Delaware corporation (the “Company”), that we are seeking the written consents of stockholders holding a majority of our issued and outstanding shares of common stock, par value $0.0001 per share, as of March 8, 2018 (the “Record Date”), acting in lieu of a meeting, to authorize and approve the following proposal (the “Proposal”):

To approve an amendment to the Company’s Certificate of Incorporation to effect a forward stock split of the Company’s issued and outstanding common stock at a ratio of 3.066668-for-1 (the “Forward Stock Split”).

On March 8, 2018, the Board of Directors approved the Forward Stock Split and determined to solicit the required votes of the stockholders of the Company entitled to vote thereon. Only stockholders of record at the close of business on the Record Date are entitled to consent to the Proposal.

The Board of Directors recommends that you consent to the approval of the proposed amendment to the Certificate of Incorporation. Although the Board of Directors approved the Forward Stock Split on March 8, 2018, the Forward Stock Split must also be approved by a majority of our outstanding shares of common stock as of the Record Date. As a result, the Forward Stock Split will be approved when we have received consents to the approval of the Forward Stock Split from stockholders representing a majority of the shares of common stock outstanding on the Record Date.

This Notice of Consent Solicitation is being issued by the Company and is intended to be dispatched on or about March 26, 2018 to all of the holders of common stock as of the Record Date. We are not holding a meeting of stockholders in connection with the Proposal. The Consent Solicitation Statement on the following pages further describes the matter presented to stockholders for consent.

The Board requests that you sign, date and return the Consent included as Appendix A to the Consent Solicitation Statement in the enclosed envelope (or by facsimile or via the internet) as soon as possible.

Sincerely,

LOLA ONE ACQUISITION CORPORATION

/s/ Ian Jacobs
Ian Jacobs
Chief Executive Officer

March 26, 2018

LOLA ONE ACQUISITION CORPORATION

2255 Glades Road, Suite 324A,

Boca Raton, Florida 33431

CONSENT SOLICITATION STATEMENT

The Board of Directors (the “Board”) of Lola One Acquisition Corporation (the “Company,” “we,” “us” and “our”) is requesting the approval, by written consent in lieu of a meeting (each, a “Consent”), of the following proposal (the “Proposal”):

●	To approve an amendment to the Company’s certificate of incorporation to effect a forward stock split of the Company’s issued and outstanding common stock at a ratio of 3.066668-for-1 (the “Forward Stock Split”).

On March 8, 2018, the Board approved the Forward Stock Split and corresponding amendment to our Certificate of Incorporation referenced in the Proposal and determined to solicit the required votes of the stockholders of the Company entitled to vote thereon. Only stockholders of record at the close of business on March 8, 2018 (the “Record Date”) are entitled to consent to the Proposal.

Subsequent to the effectiveness of the Forward Stock Split, we intend to consummate a business combination with a private company or reverse takeover transaction or other transaction after which we would cease to be a shell company. To date, our management has had discussions to enter into such a transaction with Amesite Inc., a privately-held Delaware corporation (“Amesite”), an artificial intelligence software company targeting the online, lower level college course markets, regarding a merger, whereby we will create a wholly-owned subsidiary and then merge such subsidiary with and into Amesite, with Amesite continuing as the surviving entity (the “Proposed Merger”). However, at this time, we are not a party to any binding agreements with respect to such a business combination and there are no assurances that we will be able to complete a business combination.

In connection with a business combination, we plan to issue shares of our equity securities in exchange for ownership of Amesite, or, to the extent the Proposed Merger is not completed, another business. Management is undertaking the Forward Stock Split in an attempt to make the Company a more attractive merger candidate by making its proportion of outstanding shares to authorized shares more in line with what management deems to be market expectations.

With respect to the Proposal, it is important to understand that we are not required to seek, nor are we seeking, stockholder approval of the Proposed Merger. Rather, we are only seeking approval to effect the Forward Stock Split prior to a business combination.

This solicitation is being made primarily by mail. However, we may also use our officers, directors and employees (without providing them with additional compensation) to solicit proxies from stockholders in person or by telephone, email, facsimile or letter. Distribution of this consent solicitation statement and the Consents is scheduled to begin on or about March 26, 2018.

We are not holding a meeting of stockholders in connection with the Proposal described herein. This Consent Solicitation Statement describes the matter that is presented to stockholders for approval. Approval of the Proposal requires receipt of affirmative Consents from the holders of a majority of our shares of common stock outstanding as of the Record Date. There are no rights of appraisal or similar rights of dissenters with respect to the Proposal.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we are providing access to our consent solicitation materials, consisting of the Notice of Consent Solicitation, this Consent Solicitation Statement, and the Consent by sending you this full set of materials.

To be counted toward approval of the Proposal, your Consent must be received within 60 days from the date of the earliest dated and delivered Consent(s). Under the Delaware General Corporation Law (“DGCL”), the failure to timely deliver a Consent will have the same effect as a vote against the Proposal.

The Board requests that you sign, date and return the Consent included as Appendix A to this Consent Solicitation Statement in the enclosed envelope (or submit your consent by facsimile or via the internet) as soon as possible. A form of the Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”) to be filed with the Delaware Secretary of State to implement the Forward Stock Split is included as Appendix B.

You may revoke your written Consent at any time prior to the time that we have received a sufficient number of Consents to approve the Proposal. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the Consent previously given is no longer effective. Any such revocation should be sent to us at 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431.

Our sole officer and our directors hold enough shares that they may provide sufficient Consents to approve the Proposal, although there has been no formal agreement with respect thereto. As of the Record Date, 100% of our outstanding shares of common stock are believed to be controlled and beneficially owned by our sole officer and our directors.

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QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION

The following questions and answers are intended to respond to questions frequently asked by the holders of our common stock concerning the actions approved by our Board of Directors. These questions do not, and are not intended to, address all the questions that may be important to you. You should carefully read the entire Consent Solicitation Statement, as well as its appendices and the documents incorporated by reference herein.

Q:	Why did I receive this Consent Solicitation Statement?

A:	The Board of Directors is soliciting your Consent to the Proposal because you owned shares of our common stock at the close of business on March 8, 2018, the record date for the consent solicitation, and, therefore, are entitled to notice of the consent solicitation and may Consent to the Proposal.

Q:	Who is entitled to consent to the Proposal?

A:	All holders of our common stock as of the Record Date. As of March 8, 2018, there were 1,000,000 shares of our common stock issued and outstanding.

Q:	What am I being asked to consent to?

A:	You are being asked to consent to the following Proposal:

●	To approve an amendment to the Company’s certificate of incorporation to effect a forward stock split of the Company’s issued and outstanding common stock at a ratio of 3.066668-for-1 (the “Forward Stock Split”).

The receipt of sufficient Consents to approve the Proposal will authorize our Board of Directors, in its sole discretion, to file a Certificate of Amendment with the Secretary of the State of Delaware, which would effectuate the Forward Stock Split.

Q:	What is the Board’s recommendation?

A:	The Board recommends that all stockholders provide their Consent in support of the Proposal.

Q:	What is the purpose of the Forward Stock Split?

A:	The primary purpose of the Forward Stock Split is to make the Company a more attractive merger candidate by making its proportion of outstanding shares to authorized shares more in line with what management deems to be market expectations.

Completing a business combination is NOT a condition or requirement for effecting the Forward Stock Split. Even if the requisite number of stockholder Consents are received to approve the Proposal, our Board will have complete discretion as to whether or not to consummate the Forward Stock Split.

The proposed Certificate of Amendment to effectuate the Forward Stock Split is discussed in detail below under the heading “Proposal.” The full text of the proposed Certificate of Amendment is included as Appendix B to this Consent Solicitation Statement.

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Q:	When would the Forward Stock Split become effective?

A:	The consummation of the Forward Stock Split will be subject to a final decision by our Board of Directors. In the event that our Board of Directors determines, in its sole discretion, to effectuate the Forward Stock Split, we will file the Certificate of Amendment with the Delaware Secretary of State, which will cause the Forward Stock Split to become effective as of the date of filing.

Q:	What happens if the Proposal does not receive Consents from a majority of our stockholders?

A:	If the Proposal does not receive Consents from a majority of our stockholders, then we will be unable to effect the Forward Stock Split.

Q:	Will there be a meeting of stockholders to consider the Proposal?

A:	No. We will not hold a meeting of stockholders. We are incorporated in the State of Delaware. In accordance with our Certificate of Incorporation and Section 228 of the DGCL, our stockholders are permitted to take action without a meeting if consents in writing, setting forth the action so taken, are given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Q:	What vote is required to approve the Proposal?

A:	The Proposal must receive Consents from holders of at least a majority of the issued and outstanding shares of our common stock on the Record Date, which represents 500,001 shares.

Q:	How do I provide my Consent?

A:	If you are a stockholder of record, you may provide your Consent to the Proposal by signing and dating the enclosed Consent and mailing it to us in the enclosed envelope or via facsimile transmission at the number identified on the Consent.

Q:	Can I vote against the Proposal?

A:	We are not holding a meeting of our stockholders, so there will be no FOR or AGAINST vote. However, because the Proposal requires the affirmative Consents of the holders of a majority of our outstanding common stock, simply not delivering an executed Consent in favor of the Proposal will have the same effect as a vote AGAINST the Proposal if it were being considered at a meeting of stockholders. In the event you want to withhold your Consent or abstain, then you may indicate such action on your Consent and such action will count as a vote AGAINST the Proposal.

Q:	Can I revoke my Consent after I have delivered it?

A:	If you are a stockholder of record, then you may revoke your Consent at any time prior to the time that we receive a sufficient number of Consents to approve the Proposal. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the Consent previously given is no longer effective. The revocation should be sent to us at 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431.

Q:	By what date does the Company need to receive a sufficient number of Consents?

A:	Under Section 228(c) of the DGCL, the Consents will remain in effect until a sufficient number of Consents are received by us to take the actions proposed herein. However, such Consents will not remain effective if Consents of at least a majority of the issued and outstanding shares of our common stock on the Record Date are not received within 60 days of the earliest dated Consent delivered.

Q:	Is my Consent confidential?

A:	All Consents and all tabulations that identify an individual stockholder are confidential. Your Consent will not be disclosed except to allow tabulation of the shares covered by valid Consents; and to meet applicable legal requirements.

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PROPOSAL - APPROVAL OF FORWARD STOCK SPLIT

Our Board has approved the Forward Stock Split whereby every 1 share of common stock held by a stockholder shall be exchanged for 3.066668 shares of our common stock. Any fractional share of our common stock that would exist as a result of the Forward Stock Split shall be rounded down to the nearest whole share. Provided that we receive stockholder approval of the Proposal, the Forward Stock Split would become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The exact timing of the filing of the Certificate of Amendment will be determined by the Board, in its sole discretion, based upon its evaluation of when such action will be advantageous to the Company and our stockholders. Every share of common stock issued and outstanding immediately prior to that effective date will be exchanged for 3.066668 shares of common stock.

The principal effect of the Forward Stock Split will be to increase the number of outstanding shares of common stock. At the time of the approval of the Forward Stock Split by the Board on March 8, 2018, we had 1,000,000 shares of common stock outstanding, which number will be increased to approximately 3,066,667 shares as a result of the Forward Stock Split. The respective relative voting rights and other rights that accompany the common stock will not be altered by the Forward Stock Split, and the common stock will continue to have a par value of $0.0001 per share. In addition, there will be no change to the amount of shares of common stock that the Company is authorized to issue.

Reasons for the Forward Stock Split

In connection with a business combination, we plan to issue shares of our equity securities in exchange for ownership of Amesite, or, to the extent the Proposed Merger is not completed, another business. Management is undertaking the Forward Stock Split in an attempt to make the Company a more attractive merger candidate by making its proportion of outstanding shares to authorized shares more in line with what management deems to be market expectations.

Equity Raises; Anti-Takeover Effects

There may be certain disadvantages suffered by stockholders as a result of the Forward Stock Split. These disadvantages include a decrease in the number of authorized and unissued shares. The decrease in authorized but unissued shares gives us less maneuverability and flexibility in raising capital through equity issuances.

Management is not recommending the Forward Stock Split in an attempt to prevent third parties from obtaining control of our company.

The Board believes that the consummation of the Forward Stock Split and the changes which would result therefrom will not cause us to terminate registration of our common stock under the Securities Exchange Act of 1934, as amended, or to cease filing reports thereunder, and we do not presently intend to seek, either before or after the Forward Stock Split, any change in our status as a reporting company for federal securities law purposes.

No Rights of Appraisal

Under applicable Delaware corporation law, our non-consenting stockholders are not entitled to appraisal rights with respect to the Forward Stock Split, and we will not independently provide our stockholders with any such right.

Federal Income Tax Consequences

The Forward Stock Split should not result in any taxable gain or loss to stockholders for U.S. federal income tax purposes. The U.S. tax basis of common stock received as a result of the Forward Stock Split will be equal, in the aggregate, to the basis of the shares exchanged for the common stock. For U.S. federal income tax purposes, the holding period of the shares immediately prior to the effective date of the Forward Stock Split will be included in the holding period of the common stock received as a result of the Forward Stock Split.

STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE FORWARD STOCK SPLIT ON THEIR INDIVIDUAL TAX STATUS.

Required Consent

The Consents of the holders of a majority of the outstanding shares of our common stock as of the Record date are required to approve the Forward Stock Split.

Effective Time of the Forward Stock Split

If stockholder approval is obtained, we plan to file a Certificate of Amendment to our Certificate of Incorporation effecting the Forward Stock Split on the earliest date permitted by law.

Recommendation of the Board

The Board unanimously recommends a Consent for the approval of the Forward Stock Split.

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PROPOSED MERGER

Description of Proposed Merger

Subsequent to the effectiveness of the Forward Stock Split, we intend to consummate a business combination with a private company or reverse takeover transaction or other transaction after which we would cease to be a shell company. To date, our management has had discussions to enter into such a transaction with Amesite Inc., a privately-held Delaware corporation (“Amesite”), an artificial intelligence software company targeting the online, lower level college course markets, regarding a merger, whereby we will create a wholly-owned subsidiary and then merge such subsidiary with and into Amesite, with Amesite continuing as the surviving entity (the “Proposed Merger”). However, at this time, we are not a party to any binding agreements with respect to such a business combination and there are no assurances that we will be able to complete a business combination. Provided that the stockholders approve the Forward Stock Split, management intends to effectuate the Forward Stock Split as soon as practicable irrespective of the consummation of the Proposed Merger.

Description of Amesite

Amesite is an artificial intelligence software company targeting the online, lower level college course market. Amesite is creating a cloud-based platform for college and university courses to be delivered to learners online and in hybrid online / on campus formats. Amesite plans to use machine learning to provide a novel, mass customized experience to learners.

Amesite’s intended customers are universities and colleges. Customers will generate content, admit and enroll learners, approve of assessments, grading and engagement techniques, and deliver grades and credits to learners. Amesite plans to convert content on its proprietary platform , and use the proprietary data it collects on learner behavior and responses to deliver useful information to learners and instructors, reduce operating costs, and improve learner experience and performance. Courses will be branded according to customer norms, and will be marketed collaboratively as customer products. Amesite will work together with its customers to deliver courses, and share the revenue that its customers receive from learners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this filing, the number of shares of common stock owned of record and beneficially by the Company’s directors and officers and each person, or group of affiliated persons, known to us to beneficially own more than 5% of our outstanding common stock, if any.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class
Mark Tompkins(1) Apt. 1, Via Guidino 23, 6900 Lugano Paradiso, Switzerland	935,000	93.5%

Ian Jacobs(2) 2255 Glades Road, Suite 324A, Boca Raton, FL 33431	65,000	6.5%

All Directors and Officers as a Group (2 individuals)	1,000,000	100%

(1)	Mark Tompkins serves as a director of the Company.
(2)	Ian Jacobs serves as President, Secretary, Chief Executive Officer, Chief Financial Officer and a director of the Company.

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INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No director or executive officer or any associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the Forward Stock Split that is not shared by all other stockholders pro-rata, and in accordance with their respective interests.

PROPOSAL BY SECURITY HOLDERS

No security holder has requested that the Company include any proposal in this Consent Solicitation Statement.

EXPENSE OF CONSENT SOLICITATION STATEMENT

The expenses of mailing this Consent Solicitation Statement will be borne by us, including expenses in connection with the preparation and mailing of this Consent Solicitation Statement and all documents that now accompany or may hereafter supplement it. Additional copies of this Consent Solicitation Statement may be obtained at no charge by writing to us at: Lola One Acquisition Corporation, 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

In accordance with Rule 14a-3(e)(1) promulgated pursuant to the Exchange Act, a single copy of this Consent Solicitation Statement may be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of such stockholders. Upon written or oral request, we will promptly deliver a separate copy of this Consent Solicitation Statement and any future annual reports, information statements, proxy statements or notices of internet availability of proxy materials, to any security holder at a shared address to which a single copy of this Consent Solicitation Statement was delivered, or deliver a single copy of this Consent Solicitation Statement and any future annual reports, information statements, proxy statements or notices of internet availability of proxy materials to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to our Secretary Lola One Acquisition Corporation, 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual, quarterly and current reports, registration statements and other documents with the SEC. These filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

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APPENDIX A

CONSENT SOLICITATION STATEMENT

LOLA ONE ACQUISITION CORPORATION

2255 Glades Road, Suite 324A,

Boca Raton, Florida 33431

CONSENT OF STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

This consent must be returned by May 25, 2018

This consent is solicited on behalf of the Board of Directors. Please mark your vote in blue or black ink as shown here. ☒

Please mark, sign, date and return the consent promptly by electronic mail (in PDF), by facsimile or by mail to:

2255 Glades Road, Suite 324A,

Boca Raton, Florida 33431

The undersigned stockholder of Lola One Acquisition Corporation, a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law, as amended, and in lieu of a special meeting of the Company’s stockholders, hereby acts as follows on the proposal set forth below:

1.	To approve an amendment to the Company’s Certificate of Incorporation to effect a forward stock split of the Company’s issued and outstanding common stock at a ratio of 3.066668-for-1.

CONSENT	WITHHOLD CONSENT	ABSTAIN
☐	☐	☐

The stockholders’ approval of the Forward Stock Split and corresponding amendment pursuant to this consent will be effective when sufficient consents are received by the Company to approve the proposed amendment to the Company’s certificate of incorporation. This consent may not be revoked after such effectiveness.

Print Name of Stockholder:

Signature of Stockholder:	Date:

Print Name of Stockholder:

Signature of Stockholder:	Date:

Note:	Please sign exactly as your name(s) appears on this consent. When shares are held jointly, each holder should sign. When signing as executor administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

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APPENDIX B

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

LOLA ONE ACQUISITION CORPORATION

(Pursuant to Section 228 and Section 242 of the

General Corporation Law of the State of Delaware)

Lola One Acquisition Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

1. The board of directors of the Corporation duly adopted resolutions declaring advisable the following amendment to the Certificate of Incorporation of the Corporation and that this amendment was submitted to the stockholders of the Corporation for approval.

2. Article 5, first paragraph is amended in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is: fifty-five million (55,000,000). These shares shall be divided into two classes with fifty million (50,000,000) shares designated as common stock at $.0001 par value (the “Common Stock”) and five million (5,000,000) shares designated as preferred stock at $.0001 par value (the “Preferred Stock”).

Without any other action on the part of the Corporation or any other person, effective immediately upon the filing of this Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Effective Time”), (i) each share of the Company’s Common Stock, $.0001 par value per share, issued and outstanding (the “Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, convert into 3.066668 fully paid and nonassessable shares of Common Stock, $.0001 par value per share. The conversion described in the foregoing sentence shall be referred to herein as the “Stock Split”. No fractional shares of Common Stock shall be issued upon the Stock Split. Whenever any fractional shares of Common Stock would otherwise be required to be issued or distributed, the actual issuance or distribution shall reflect a rounding of such fraction to the nearest whole share of Common Stock (rounded down). Whether or not fractional shares would be issuable upon the Stock Split shall be determined on the basis of the total number of shares of Old Common Stock held by each holder of such stock at the time of the Stock Split and the aggregate number of shares of Common Stock issuable to each such holder upon the Stock Split. From and after the Effective Time, any stock certificates that, immediately prior to the Effective Time, represented the shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock into which such Old Common Stock has been converted in the Stock Split pursuant to this Certificate of Amendment.”

3. The Corporation’s stockholders approved the aforesaid amendment by written consent in accordance with the provisions of Section 228 of the DGCL.

4. The foregoing amendment was duly adopted in accordance with the provisions of Section 228 and Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation as of this ___th day of March, 2018.

LOLA ONE ACQUISITION CORPORATION

By:
Name:	Ian Jacobs
Title:	Chief Executive Officer

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